Exhibit 99.4

Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery
Co., Ltd. (“the Company”) and Shenzhen Longgang Branch, Bank of China
(the “Creditor”) Dated March 10, 2010

Main articles:

  Contract number: 2010 Zhenzhongyin Gangjiezi 00007;

  Loan principal: RMB 150 million;

  Loan Term: from March 10, 2010 to March 11, 2011;

  Interest rate: fixed at 5.31%;

  Interest accrued and settled per month, interest settlement day is the 20th day of each month;

  Penalty interest rate for delayed repayment: 5.31% plus 50% *5.31%;

  Penalty interest rate for embezzlement of loan proceeds: 5.31% *1;

  If any of the following occurs, the Creditor is entitled to demand prepayment of loan principal and interest before maturity and cancel all loans unprovided:

  Delay in repayment of loan interest and the loan principal;

  The Company uses loan proceeds for purposes other than what is agreed without the consent of the Creditor;

  The Company provides untrue declaration or hide important financial information about its operation;

  The Company terminates operation or is stopped from operation;

  Purpose of the loan is to repay two loans: one is expired on March 13, 2010 (No. 09853563) and another is expired on March 31, 2010(No. 09854121);
  Advanced repayment of loan needs to be approved by the Creditor;
  Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.

Headlines of the articles omitted

  Loan arrangement
  Interest clearing of the loan
  Payment of the loan
  Guarantee
  Declaration and Promise
  Rights reserved
  Modification, Amendment and Termination of Contract
  Disputation settlement
  Fee
  Attachment
  Other agreements
  Validity